[EDGEWATER LOGO APPEARS HERE]

                                  EXHIBIT INDEX

     99.1 Edgewater Technology, Inc. Press Release dated February 12, 2003.


Contacts:

Kevin Rhodes, Chief Financial Officer
Barbara Warren-Sica, Investor Relations
(781) 246-3343


                     EDGEWATER TECHNOLOGY ANNOUNCES RESULTS
                      FOR FOURTH QUARTER AND FULL YEAR 2002
               ---------------------------------------------------

Wakefield, MA, February 12, 2003 -- Custom development and system integration consulting firm, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company") today reported financial results for the fourth quarter and fiscal year ended December 31, 2002.

Fourth Quarter Results

   Actual financial results and utilization for the December 2002 quarter were as follows:

o Revenue increased to $4.7 million, compared to $4.6 million in the third quarter of 2002;
o Gross profit increased to $1.9 million, compared to $1.7 million in the third quarter of 2002;
o Gross profit margin increased to 41%, compared to 38% in the third quarter of 2002;
o Utilization improved to 74% for the fourth quarter, compared to 66% during the third quarter 2002;
o Net loss from continuing operations was $7.5 million, or ($0.65) per share, including a non-cash charge for goodwill impairment of $7.4 million and depreciation and amortization of $.2 million, compared to a net loss from continuing operations of $0.6 million, or ($.05) per share in the third quarter of 2002, which included depreciation and amortization of $.2 million;
o    Positive cash flow from operations for the third consecutive quarter.

Full-Year Consolidated Results

   Actual financial results and utilization for the full year of 2002 were as follows:

o    Revenue for 2002 was $18.7 million, compared to $26.6 million for 2001;
o    Gross profit was $6.8 million for 2002, compared to $10.8 million for 2001;
o    Gross profit margin was 36% in 2002, compared to 41% in 2001;
o Net loss from continuing operations was $10.1 million, or ($0.87) per share, including the non-cash charge for goodwill impairment of $7.4 million and depreciation and amortization of $1.0 million, compared to a net loss of $3.7 million, or ($.29) per share in 2002, which included depreciation and amortization of $5.5 million;
o    Positive cash flow from operations for fiscal year ended December 31, 2002.

     "We were pleased that our key metrics of gross profit margins and utilization continued to climb during the fourth quarter," said Shirley Singleton, President and CEO of Edgewater Technology. "While the past year marked one of the most difficult climates for IT spending, we continued to show signs of improvement with a strong increase in sales activity in the second half of 2002 as customers decided to move forward on long-standing proposals."

     During the fourth quarter, the Company recorded a non-cash, $7.4 million charge for the impairment of goodwill in accordance with SFAS 142. The primary factors related to the impairment charge were declining market values for IT services companies and the Company's decline in revenue during 2002.

     The Company has accrued a settlement amount in discontinued operations during the fourth quarter of 2002 relating to the resolution of the Delaware litigation matter. In order to eliminate management distraction and future litigation costs, the Company agreed to a mutual settlement and release agreement with the Stephens Group, Inc. and certain affiliates for a payment of $950,000 to terminate and dismiss the Delaware litigation. This agreement retains intact the Company's favorable summary judgment ruling received in December 2002. As part of the settlement, the parties agreed that there was no evidence of wrongdoing or liability related to the sale of the Company's former commercial staffing business on June 28, 2000.

Outlook for 2003

     Singleton concluded, "As we enter 2003 and review our sales pipeline, we are optimistic that Edgewater Technology will achieve modest revenue growth and profitability, resulting from an increase in sales activity associated with larger-sized bidding opportunities. We attribute the up-tick in sales activity to very focused vertical sales messages for both our existing offerings and newly formalized offerings such as Higher Education, Insurance and Web services. We continue to maintain our solid customer base, leveraging our core competencies and expanding our services by capturing new revenue opportunities. We remain encouraged with first quarter backlog of $4.8 million to date and believe with strong business fundamentals, including a commitment to control costs, Edgewater Technology is well positioned for the future."

Stock Repurchase Program

     During 2002, the Company repurchased approximately 150,000 shares for $.6 million. As a part of the Company's existing stock repurchase program, the Company has established a stock purchase program under Securities & Exchange Commission Rule 10b5-1. Under this Rule, the repurchase program can operate without regard to traditional blackout periods. The program becomes effective on February 14, 2003 and will expire on December 31, 2003, unless terminated earlier.

Conference Call

     Edgewater Technology will host a conference call today, Wednesday, February 12, at 10:00 a.m. (EST) to discuss the Company's fourth quarter and 2002 year-end results. To listen to the live call via the Internet, you can participate by logging onto the Web cast at www.edgewater.com - Investor Relations section or you can dial 800-388-8975 approximately 15 minutes prior to start of the call. A replay of the call can be accessed via www.edgewater.com - Investor Relations section or by dialing 800-428-6051 (pass code 272933) from 12:00 p.m. EST Wednesday, February 12 through 11:59 p.m. EST Monday, February 11.

About Edgewater Technology, Inc.

Founded in 1992, Edgewater Technology, Inc. is an award-winning consulting and systems integration firm that specializes in tailored technology solutions for middle-market companies and divisions of Global 2000 companies. Headquartered in Wakefield, Massachusetts, the company has taken a partnership approach with its clients, targeting strategic, mission-critical applications. Edgewater Technology services its client base by leveraging a combination of leading-edge technologies and proven reengineering techniques provided by its network of national solutions centers strategically positioned across the United States. For further information, visit www.edgewater.com or call 781-246-3343.


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

[EDGEWATER LOGO APPEARS HERE]

Selected Financial Data:

                           EDGEWATER TECHNOLOGY, INC.
                            Statements of Operations
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                             Three Months Ended      Twelve Months Ended
                                                                 December 31,             December 31,
                                                              2002        2001         2002       2001
                                                            --------    --------    ---------   --------
Service revenues                                              $4,683      $6,053      $18,666    $26,574
Cost of services                                               2,763       3,677       11,905     15,733
                                                            --------    --------    ---------   --------
      Gross profit                                             1,920       2,376        6,761     10,841

      Selling, general and administrative                      1,898       2,256        8,833     10,551
      Depreciation expense                                       156         197          671        831
      Amortization expense                                        83       1,159          332      4,634
      Impairment of goodwill                                   7,411           -        7,411          -
      Restructure costs                                            -           -          349          -
                                                            --------    --------    ---------   --------
           Operating loss                                     (7,628)     (1,236)     (10,835)    (5,175)

Interest income and other, net                                   160         338          777      2,090
                                                            --------    --------    ---------   --------
Loss before income taxes                                      (7,468)       (898)     (10,058)    (3,085)

Provision for tax                                                  -         101            -        593
                                                            --------    --------    ---------   --------
      Net loss from continuing operations                     (7,468)       (999)     (10,058)    (3,678)
      Loss from discontinued operations, net                    (950)       (562)        (950)      (904)
      Gain on sale of divisions, net                               -           -            -      6,514
      Change in accounting principle, net                          -           -      (12,451)         -
      Loss from extraordinary item, net                            -           -            -        (27)
                                                            --------    --------    ---------   --------
      Net (loss) income                                      ($8,418)    ($1,561)    ($23,459)    $1,905
                                                            ========    ========    =========   ========

BASIC EARNINGS PER SHARE

      From continuing operations                              ($0.65)     ($0.09)      ($0.87)    ($0.29)
      Net (loss) income                                       ($0.73)     ($0.14)      ($2.03)     $0.15


DILUTED EARNINGS PER SHARE

      From continuing operations                              ($0.65)     ($0.09)      ($0.87)    ($0.29)
      Net (loss) income                                       ($0.73)     ($0.14)      ($2.03)     $0.15

      Pro forma continuing operations (1)                     ($0.65)      $0.01       ($0.87)     $0.05

AVERAGE SHARES OUTSTANDING                                    11,507      11,605       11,575     12,859


(1) Effective January 1, 2002, as the result of a change in generally accepted accounting principles in accordance with SFAS No. 142, goodwill should no longer be amortized. Proforma EPS from continuing operations excludes goodwill amortization expense of $1.1 million for the three months ended December 31, 2001; and excludes goodwill amortization expense of $4.3 million for the twelve months ended December 31, 2001.

             Summary Balance Sheet Information at December 31, 2002
                                 (In thousands)
                                   (Unaudited)

Assets                                    Liabilities and Equity
------                                    ----------------------
Cash and Cash Equivalents    $  46,782    Accounts Payable & Accrued Liabilities  $ 4,662
Accounts Receivable, Net         2,647    Accrued Payroll & Liabilities               554
Fixed Assets, Net                1,606    Long Term Liabilities & Other               240
Deferred Tax Asset              22,884    Stockholders' Equity                     81,037
Intangible Assets               11,614                                            -------
Prepaid and Other Assets           960    Liabilities & Stockholders' Equity      $86,493
                             ---------                                            =======
Total Assets                 $  86,493    Shares Outstanding                       11,485
                             =========                                            =======

                                      # # #

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our 2003 outlook concerning utilization, revenues, sales, profitability, backlog and cash flow;,ll growth opportunities and plans; and IT spending trends. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance, Words such as "will," "provide," "focused," "believe," "continue," "remain," "optimistic," and "emerge," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) changes in industry trends, such as decline in the demand for custom development and system integration services and/or spending delays with existing information technology services projects; (2) failure to obtain new customers or retain significant existing customers; (3) loss of key executives;
(4) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currently exchange rates and the overall demand for information technology services and/or spending delays for existing information technology services; (5) failure of the general economy or IT services spending to rebound or otherwise improve; (6) lack of available growth opportunities; (7) the inability to maintain, sustain or grow revenues; (8)the strength or visibility of the Company's backlog of business for 2003; and (9) any changes in ownership of the Company or otherwise that would result in a limitation on the use of the net operating loss carry forward under applicable tax laws. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the heading "Business- Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities and Exchange Commission on March 27, 2002.


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